DISTRIBUTION AND SHAREHOLDER SERVICES PLAN
OF NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
 (CLASS S)
SCHEDULE A
PORTFOLIOS
Guardian Portfolio
International Equity Portfolio
Mid Cap Growth Portfolio
Mid Cap Intrinsic Value Portfolio
Real Estate Portfolio
Socially Responsive Portfolio
U.S. Equity Index PutWrite Strategy Portfolio

DATED: May 1, 2017

PLAN PURSUANT TO 12B-1
 OF NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
SCHEDULE B
PORTFOLIOS	Fee (as a Percentage of Average Daily Net Assets of Class)
Guardian Portfolio	0.25%
International Equity Portfolio	0.25%
Mid Cap Growth Portfolio	0.25%
Mid Cap Intrinsic Portfolio	0.25%
Real Estate Portfolio	0.25%
Socially Responsive Portfolio	0.25%
U.S. Equity Index PutWrite Strategy Portfolio	0.25%

DATED: May 1, 2017